Exhibit (h)(3)(B)

Form of

Amended and Restated Schedule A

Dated [            ], 2013

To The

Expense Limitation/Reimbursement Agreement

Dated January 25, 2011

Between

Equinox Funds Trust And Equinox Funds Management, LLC

Funds	Contractual Limit on Total Operating Expenses	Effective Date	Termination Date

Equinox Abraham Strategy Fund	1.10%	Commencement of Operations	January 31, 2014

Equinox Chesapeake Strategy Fund	1.10%	Commencement of Operations	January 31, 2014

Equinox Crabel Strategy Fund	1.10%	Commencement of Operations	January 31, 2014

Equinox Eclipse Strategy Fund	1.10%	Commencement of Operations	January 31, 2014

Equinox John Locke Strategy Fund	1.10%	Commencement of Operations	January 31, 2014

Equinox QCM Strategy Fund	1.10%	Commencement of Operations	January 31, 2014

Equinox Tiverton Strategy Fund	1.10%	Commencement of Operations	January 31, 2014

Equinox Absolute Return Plus Strategy Fund	1.10%	Commencement of Operations	January 31, 2014

Equinox Commodity Strategy Fund	1.26%	January 25, 2011	September 30, 2012
	1.53%	October 1, 2012	January 31, 2014

Equinox Campbell Strategy Fund	1.10%	Commencement of Operations	May 19, 2013
	0.90%	May 20, 2013	January 30, 2015

Equinox Quest Tracker Index Fund	[1.10%]	Commencement of Operations	[January 31, 2015]

Equinox BH-DG Strategy Fund	[1.10%]	Commencement of Operations	[January 31, 2015]

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

EQUINOX FUND MANAGEMENT, LLC

By:
Name:	Robert J. Enck
Title:	President & CEO

EQUINOX FUNDS TRUST, on behalf of each Fund

By:
Name:	Robert J. Enck
Title:	President

Signature Page — Schedule A to Expense Limitation Agreement